Exhibit 10.3

GROUND LEASE
THIS GROUND LEASE (“Lease”) is entered into by and between DWEK BRANCHES, LLC, a New Jersey limited liability company (“Landlord”), and JPMORGAN CHASE BANK, N.A., a national banking association (“Tenant”).
R E C I T A L S
A.Landlord is the owner of those certain tracts of land located in the City of Long Branch, County of Monmouth, State of New Jersey and more fully described in Exhibit A attached hereto and also known as Lot 1.01, Block 119 (formerly Lots 1.01 and 2, Block 119) on the Official Tax Map of the City of Long Branch (the “Property”).
B.Landlord desires to lease to Tenant the Property, consisting of approximately 1.3 acres of land, together with all buildings, driveways, parking areas, sidewalks. landscaping and other structures and improvements now or hereinafter located on the Property including, without limitation the Building (as hereinafter defined) and more fully described in Exhibit B attached hereto (collectively, the “Premises”), and Tenant desires to lease the Premises from Landlord.
NOW, THEREFORE, Landlord and Tenant hereby agree as follows:
ARTICLE 1

Grant and term
1.1    Property Leased.
(a)    Landlord, in consideration of the rents, covenants, agreements and conditions herein set forth, hereby demises and leases to Tenant, and Tenant hereby leases from Landlord, the Premises together with all of Landlord’s rights, interests, estates and appurtenances thereto, all improvements thereon, including, without limitation, the Building, and all other rights, titles, interests and estates, if any, of the Landlord in adjacent streets and roads. The “Building” shall mean the building located on the Premises on the date of execution of this Lease, containing approximately five thousand two hundred forty (5,240) square feet (which includes 2,620 square feet on the ground floor and 2,620 square feet in the basement) as well as all drive-up teller lanes, associated sidewalks, signage and related facilities as well as utility connections and landscaping, all as is shown on Exhibit B attached hereto. Landlord hereby certifies to Tenant that the Premises is a separately subdivided tax lot and that no other lands or property are included within such tax lot.
1.2    Term.
(a)    The term of this Lease (as extended pursuant to Section 1.3, if applicable, the “Term”) shall commence on the date (the “Commencement Date”) that Landlord delivers to Tenant vacant, broom-clean and Environmentally Clean possession of the Premises and shall expire at midnight on the date which is the last day of the month in which the fifteenth (15th) anniversary of the Rent Commencement Date (defined below) shall occur (such period, the “Original Term”), unless the Term shall be extended in accordance with Section 1.3 below, in which case the expiration shall be as provided in Section 1.3. “Environmentally Clean” means that each of the Landlord’s representations and warranties contained in Section 5.1(b) through 5.1(k) hereof are true and correct (without regard to any knowledge qualifiers contained therein).

Exhibit 10.3

(b)    Landlord shall use its best efforts to cause the Commencement Date to occur as soon as is reasonably possible after the date hereof.
(c)    Notwithstanding anything to the contrary contained herein, in the event that the Commencement Date has not occurred on or before the date which is six (6) months from the date of this Lease, then Tenant shall have the right, in its sole discretion, to terminate this Lease by providing fifteen (15) days’ written notice to Landlord; provided, however, that if the Delivery Date shall occur on or before the date which is fifteen (15) days after the date of Tenant’s notice, Tenant’s termination shall be deemed null and void and this Lease shall continue in full force and effect. Such termination shall be effective on the date stated in such notice.
1.3    Renewal Terms. Provided that this Lease be in effect and that no Event of Default shall have occurred and be continuing beyond any applicable cure period at the time of the exercise of the option hereinafter granted, Tenant shall have the right to renew this Lease for two (2) additional consecutive periods of five (5) years each (each of which is referred to herein as a “Renewal Term”), upon the same terms and conditions as the Original Term except that the number of renewal options shall be reduced by the renewal option then being exercised and any renewal options previously exercised and the Base Rent shall be payable at the rate set forth in Section 2.2(e) below during each such Renewal Term. Tenant shall deliver written notice to Landlord of Tenant’s intent to exercise any such renewal option on or before the date that is twelve (12) months prior to the end of the Original Term or the applicable Renewal Term. In the event Tenant does not notify Landlord of its intention to renew within the time specified, Landlord shall notify Tenant of such failure, and Tenant shall have an additional fifteen (15) calendar days from receipt of such notice to exercise its right to renew. If Tenant fails to timely deliver written notice of its intent to renew this Lease after receipt of Landlord’s notice, Tenant’s right to renew shall terminate, and this Lease shall expire as of the end of the Original Term or the applicable Renewal Term, as the case may be.
ARTICLE 2

Rent
2.1    Rent Commencement Date and Lease Year Defined. “Rent Commencement Date” shall mean the thirtieth (30th) day following the Commencement Date. “Lease Year” shall mean each consecutive period of twelve (12) full calendar months, following the Rent Commencement Date. If the Rent Commencement Date is a date other than the first day of a calendar month, the first Lease Year shall include that fractional portion of the calendar month in which the Rent Commencement Date occurs and the first full twelve (12) months thereafter, and the last Lease Year shall end on the expiration or earlier termination of this Lease. At the request of either party hereto, Landlord and Tenant agree to execute, within fifteen (15) days following receipt of a written request from the other party, the Rent Commencement Date Letter attached hereto as Exhibit C acknowledging the actual Rent Commencement Date.
2.2    Base Rent. Tenant shall pay rent (“Base Rent”) to Landlord in the amounts set forth below for the periods set forth below:
(a)    Commencing on the Rent Commencement Date and continuing through the last day of the fifth (5th) Lease Year, Base Rent shall be payable in equal monthly installments of FOURTEEN THOUSAND AND NO/100 DOLLARS ($14,000.00). [ONE HUNDRED SIXTY EIGHT THOUSAND AND NO/100 DOLLARS ($168,000.00) per annum].

Exhibit 10.3

(b)    Commencing on the first day of the sixth (6th) Lease Year and continuing through the last day of the tenth (10th) Lease Year, Base Rent shall be payable in equal monthly installments of FIFTEEN THOUSAND FOUR HUNDRED AND NO/100 DOLLARS ($15,400.00). [ONE HUNDRED EIGHTY FOUR THOUSAND EIGHT HUNDRED AND NO/100 DOLLARS ($184,800.00) per annum].
(c)    Commencing on the first day of the eleventh (11th) Lease Year and continuing through the last day of the fifteenth (15th) Lease Year, Base Rent shall be payable in equal monthly installments of SIXTEEN THOUSAND NINE HUNDRED FORTY AND NO/100 DOLLARS ($16,940.00). [TWO HUNDRED THREE THOUSAND TWO HUNDRED EIGHTY AND NO/100 DOLLARS ($203,280.00) per annum].
(d)    If Tenant exercises its right to renew the Lease as set forth in Section 1.3, Base Rent for the applicable Renewal Term commencing on the first day of the sixteenth (16th) Lease Year and continuing through the last day of the twentieth (20th) Lease Year shall be payable in equal monthly installments of EIGHTEEN THOUSAND SIX HUNDRED THIRTY FOUR AND NO/100 DOLLARS ($18,634.00). [TWO HUNDRED TWENTY-THREE THOUSAND SIX HUNDRED EIGHT AND NO/100 DOLLARS ($223,608.00) per annum].
(e)    If Tenant exercises its right to renew the Lease as set forth in Section 1.3. Base Rent for tire applicable Renewal Term commencing on the first day of the twenty-first (21st) Lease Year and continuing through the last day of the twenty-fifth (25th) Lease Year shall be payable in equal monthly installments of TWENTY THOUSAND FOUR HUNDRED NINETY SEVEN AND 42/100 DOLLARS ($20,497.42). [TWO HUNDRED FORTY-FIVE THOUSAND NINE HUNDRED SIXTY-NINE AND NO/100 DOLLARS ($245,969.00) per annum].
2.3    Additional Rent and Rent Defined. The term “Additional Rent” shall mean all amounts required to be paid by Tenant under the terms of this Lease other than Base Rent. The term “Rent” shall mean collectively Base Rent and Additional Rent.
2.4    Payment of Rent. Base Rent shall be paid to Landlord by Tenant in equal monthly installments in advance on the first day of each calendar month in lawful money of the United States of America without demand, notice, setoff, counterclaim or abatement, except as otherwise set forth herein, at the address of Landlord as set forth in Section 16.1 or to such other persons or at such other addresses as Landlord may designate from time to time in writing to Tenant. If the Rent Commencement Date or termination or expiration date of this Lease is other than the first day of a month, Tenant shall be required to pay a pro rata portion of the monthly installment of Base Rent for any partial month. Additional Rent shall be paid as herein set forth.
Except for those costs to be specifically borne by Landlord as set forth in this Lease, the Base Rent shall be considered a “net” rent and Landlord shall receive same free from any costs, charges or liabilities relating to the operation, upkeep, maintenance, repair or replacement of the Premises or any portion thereof.
2.5    Late Payments. In the event any installment of Rent is not paid within thirty (30) days after the same becomes due, a late charge of five (5%) percent of the late installment will be immediately due and payable to Landlord as liquidated damages for Tenant’s failure to make prompt payment. Landlord further reserves the right to require Tenant to pay as an additional charge hereunder interest at the rate of one and one-half (1-1/2%) percent per month (based upon the rate of eighteen (18%) percent per annum) on all payments of Rent which are made more than five (5) days

Exhibit 10.3

after the due date hereof. In the event Tenant fails or refuses to pay Rent, or any additional charge hereunder and Landlord institutes suit for the collection of same, Tenant agrees to reimburse Landlord for all reasonable expenses incurred by Landlord in connection therewith, including, but not limited to attorneys’ fees and disbursements.
ARTICLE 3

Taxes and Utilities
3.1    Taxes.
3.1.2    Tenant shall pay during the Term beginning on the Rent Commencement Date, as Additional Rent, all Real Estate Taxes (as hereafter defined). “Real Estate Taxes” shall mean all taxes, assessments and charges levied upon or with respect to the Premises or any improvements thereon. Real Estate Taxes shall include, without limitation, all general real property taxes and assessments, including, without limitation, general and special assessments, all assessments for schools, public improvements, and benefits, charges, fees or assessments for all governmental services or purported benefits to the Premises, service payments in lieu of taxes, all business privilege taxes, and any tax, fee or excise on the act of entering into this Lease and other governmental impositions and charges of every kind and nature whatsoever, whether general or special, that are now or hereafter levied or assessed against Landlord by the United States of America, the State of New Jersey, or any political subdivision, public entity, and shall also include any other tax, fee or other excise, however described, that may be levied or assessed as a substitute for, in whole or in part, any other Real Estate Taxes and any license fees, tax measured or imposed upon leasing the Premises, or tax measured by or based in whole or in part upon the economic value of the Premises, or any portion thereof, whether or not now customary or in the contemplation of the parties on the date of this Lease. Real Estate Taxes shall not include assessments, adjustments or any other charges or penalties related to ownership of the Property or the Premises prior to the Rent Commencement Date, and shall further not include any transfer, inheritance or capital stock taxes or income taxes measured by the net income of Landlord from all sources, unless, due to a change in the method of taxation, any such tax is levied against Landlord as a substitute for, in whole or in part, any other tax that would otherwise constitute a Real Estate Tax.
Notwithstanding anything to the contrary contained herein, Tenant shall have the right to seek a reduction in the valuation of the Building or the Premises for tax purposes and to contest in good faith by appropriate proceedings, at Tenant’s expense, the amount of validity in whole or in part of any imposition, tax or assessment affecting the Premises. Tenant shall further have the right to contest by appropriate legal proceedings diligently conducted in good faith, in the name of Tenant, or Landlord (if legally required), without cost or expense to Landlord, the validity or application of any law, ordinance, rule, regulation or requirement relating in whole or in part to any imposition, tax or assessment affecting the Premises. If by the terms of any such law, ordinance, order, rule, regulation or requirement, compliance therewith may legally be delayed pending the prosecution of any such proceeding. Tenant may delay such compliance therewith until the final determination of such proceeding. Landlord shall not be required to join in any proceedings referred to herein unless the provisions of any law, rule or regulation at the time in effect shall require that such proceedings be brought by or in the name of Landlord or any owner of the Premises, in which event Landlord shall, at no cost or expense to Landlord, join in such proceedings or permit the same to be brought in its name. Landlord shall not ultimately be subjected to any liability for the payment of any costs or expenses in connection with any such proceedings, and Tenant shall indemnify and save harmless Landlord from any such costs and expenses, including reasonable, out-of-pocket attorneys’ fees. Tenant shall be entitled to any refund of any imposition and penalties or interest thereon received by Landlord which have been paid by Tenant or which have been paid by Landlord but previously reimbursed in full by Tenant. Landlord, in the event Tenant has not filed an appeal, reserves unto itself the right to appeal and seek a reduction in the valuation of the Premises for real estate tax purposes.

Exhibit 10.3

3.1.2    Landlord shall promptly provide copies of the bills for the Real Estate Taxes assessed against the Premises to Tenant and, from and after the Rent Commencement Date, Tenant shall pay any such Real Estate Taxes directly to the taxing authority prior to the time the same shall become delinquent or payable with penalty. Promptly upon the Rent Commencement Date, Landlord shall arrange for copies of the bills to be sent to Tenant directly from the applicable taxing authorities.
3.2    Utilities. From and after the Commencement Date, Tenant shall arrange for and pay for its own utilities servicing the Premises, including, but not limited to water, electricity, natural gas, telephone, cabling and trash removal. Tenant shall be solely responsible for and pay when due directly to the applicable utility companies for heat, light, water, sewer, gas, telephone, electricity or any other utility services used or consumed in the Building and Premises. If any of such charges are billed to Landlord, Tenant shall pay same to Landlord within twenty (20) days after presentation by Landlord of a bill therefor. Tenant shall be responsible for making all arrangements with utility companies for its utility requirements and all necessary connections and installations (including without limitation responsibility for connection and tap fees and for installation of necessary meters), and Landlord’s sole responsibility following the Commencement Date shall be to cap the utility lines at their current location. Landlord represents and warrants that all utilities, including, without limitation, electricity, telephone, a water main and sanitary and storm sewers, are located immediately adjacent to the Property and the Building, within a public right-of-way and are dedicated to public use and of sufficient size to service Tenant’s proposed use in the Premises. Landlord shall not be responsible for any interruption, failure or suspension of utility systems or services not caused by Landlord or its employees, contractors, agents or affiliates but Landlord shall exercise reasonable diligence to eliminate the cause of interruption and to effect restoration of service to the extent within Landlord’s ability and control. Tenant shall not be entitled to any diminution or abatement of rent or other compensation or damages, nor shall this Lease or any of the obligations of the Tenant be affected or reduced, by reason of the interruption, stoppage or suspension of any of the utility systems or services, except to the extent caused by Landlord or its employees, contractors, agents or affiliates.
3.3    Permitted Contests. Tenant, at Tenant’s sole cost and expense, may contest by appropriate proceedings, the amount, validity or application of any Real Estate Taxes or any legal requirement or any lien arising therefrom provided that all of the following conditions shall apply: (a) in the case of contesting any imposition of Real Estate Taxes, such proceedings shall suspend collection thereof (or in the event such collections are not suspended. Tenant shall pay its portion of the applicable Real Estate Taxes prior commencing such contest), (b) no part of the Premises would be subject to loss, sale or forfeiture before determination of any contest, (c) neither Landlord nor Tenant would be subject to any criminal liability for failure to comply and (d) such proceeding shall be conducted in good faith and with due diligence and promptly after the determination of such contest, the party obligated to comply with any such legal requirement determined to be valid shall comply therewith.
ARTICLE 4

Tenant’s Review Period
4.1    Tenant’s Approvals. Tenant’s performance under this Lease is subject to (a) Tenant receiving approval of its upper management; (b) Tenant receiving authorization from the Office of the Comptroller of the Currency to open a branch on the location of the Property; (c) Tenant’s approval of the configuration of the floor plan and the size of the Premises; (d) Tenant’s determination that the zoning of the Property, the Building, and the Premises permits Tenant to use the Premises for the purposes and uses contemplated in this Lease; (e) Tenant’s determination that the environmental condition of the Property, the Building and the Premises is satisfactory to Tenant in its sole discretion; and (f) Tenant’s determination that it will be able to procure all applicable building department permits to allow Tenant

Exhibit 10.3

to complete its initial tenant improvements. In the event that Tenant fails to receive any approval or authorization set forth in clauses (a) or (b) of the previous sentence, does not approve the floor plan as described in clause (c) of the previous sentence or does not make the determinations set forth in clauses (d), (e) or (0 of the previous sentence, then Tenant shall have the unilateral right to terminate this Lease by delivery of written notice to Landlord; provided that if Tenant has not notified Landlord within ninety (90) days after the Commencement Date that Tenant has elected to cancel this Lease because Tenant has failed to receive the approval set forth in clause (a), has not approved the floor plan as described in clause (c) or has not made the determinations set forth in clause (d), then Tenant shall be deemed to waive any right to cancel or terminate this Lease on account of such clause (a), (c) or (d).
4.2    Documents to be Supplied by Landlord. Within ten (10) days following the date of full execution of this Lease, Landlord shall deliver to Tenant any environmental reports, studies or other reports relating to the Property and the Premises in the possession of Landlord or its property manager or their agents (collectively, “Landlord’s Reports”).
4.3    Title Information. Within ten (10) days following the date of full execution of this Lease, Tenant shall order a commitment for title insurance (“Commitment”) covering Tenant’s leasehold estate in the amount of the value of the Property and the cost of the improvements to be constructed on the Property, together with copies of all liens, encumbrances and other matters affecting Landlord’s title to the Property (“Title Documents”).
4.4    Survey. Within ten (10) days following the date of full execution of this Lease. Tenant shall order a current on-the-ground survey (“Survey”) of the Property prepared by a registered public surveyor satisfactory to Tenant and the Title Company. Upon approval of the Survey by Tenant and Title Company, this Lease shall be amended and the metes and bounds description of the Property prepared pursuant to such Survey shall be added to this Lease as a part of Exhibit A and such Survey shall be added to this Lease as a new Exhibit B.
4.5    Title Review Period. Within twenty (20) days (“Title Review Period”) after receipt of the last of the Landlord’s Reports, Commitment. Title Documents and Survey. Tenant shall deliver to Landlord written notice of any objection which Tenant may have with respect to the Commitment, Survey and/or Title Documents. If Tenant fails to object in writing to any items reflected in such documents within the Title Review Period, then all such items shall be deemed to be Permitted Encumbrances (as hereinafter defined). If Tenant objects in writing to any of the items reflected in the Commitment, Survey or Title Documents, Landlord shall have fifteen (15) days (“Title Cure Period”) following Landlord’s receipt of Tenant’s written objections in which to remove or cure, to Tenant’s reasonable satisfaction, any matters to which Tenant has objected. If Landlord has commenced to cure, and thereafter is diligently pursuing the cure of, such item(s) but such item(s) cannot be cured within the Title Cure Period, Tenant shall, without waiving any of its other rights under this Section, have the unilateral right to extend the Title Cure Period by written notice to Landlord until such time as the cure of such items has been completed or until Tenant, in its sole discretion, determines that the item(s) cannot be cured within a period compatible with Tenant’s intended use of the Property. If Landlord fails to cure such items during the Title Cure Period or Tenant has extended the Title Cure Period and thereafter determines that the item(s) cannot be cured within the extended Title Cure Period. Tenant shall have the right (i) to terminate this Lease by written notice to Landlord within ten (10) days after the expiration of the Title Cure Period (as it may have been extended) or (ii) waive the objection to such matters and proceed with this Lease. Tenant shall have the right to object to any exceptions other than the Permitted Encumbrances (as hereinafter defined) shown on any updated Commitment, Title Document, Landlord’s Report or Survey. If Landlord fails to cure such items. Tenant shall again have the right to terminate this Lease, notwithstanding that the Approval Period (as defined herein) may have expired, or waive the objection. Upon such termination. Landlord shall reimburse Tenant for all of Tenant’s actual title, survey and inspection costs incurred under this Article 4 within thirty (30) days after receipt of an invoice therefor. The time periods for objecting to and curing the additional exceptions and for terminating the Lease shall be the same as

Exhibit 10.3

those set forth above, commencing with the date Tenant receives the updated Commitment, Title Document, Landlord’s Report or Survey, as applicable. “Permitted Encumbrances” shall mean any encumbrances reflected in the Commitment and Title Documents or on the Survey to which Tenant does not object within the Title Review Period or to which any objection has been waived by Tenant.
4.6    Inspections and Approvals. During the first ninety (90) days following the date of full execution of this Lease (the “Inspection Period”), Tenant shall have the right (i) to conduct soil, engineering, environmental and other tests with regard to the Property; investigate the availability of utilities, the applicable governmental requirements relating to signage and construction of improvements on the Property; investigate the availability of necessary permits and licenses relating to signage and construction of any improvements; and determine generally the desirability and utility of the Property for Tenant’s purposes; and (ii) to obtain all governmental approvals required by all regulatory agencies having jurisdiction over Tenant to authorize Tenant to operate a financial institution on the Premises, as set forth in Section 4.7 below. Tenant shall have the right, at any time prior to the expiration of the Inspection Period, to terminate this Lease by delivery of written notice to Landlord, in which event Tenant’s deposit shall be returned to Tenant, and, except as set forth in the following sentence, the parties shall have no further rights or obligations to the other hereunder. Tenant promptly shall repair and restore all damage to the Property and indemnify and hold Landlord harmless from and against all losses, claims, costs, damages and liabilities arising out of or in connection with any entry upon the Property by Tenant and its agents, servants, employees and contractors, unless such losses, claims, costs, damages and liabilities were caused by Landlord or its agents, servants, employees or contractors.
4.7    Regulatory Approval.
4.7.1    Upon execution of this Lease, Tenant will apply for, and will thereafter use commercially reasonable and diligent, efforts to obtain, all necessary, final, unappealable approvals and consents for the operation of a branch banking facility upon terms and conditions customary for Tenant’s operation of a branch banking facility, with an exterior ATM in the State of New Jersey (all such approvals collectively, the “Regulatory Approvals”). Tenant agrees, upon written request, to provide Landlord with the status of such applications. Provided Tenant has either waived (or is satisfied with) the inspections permitted by Section 4.6 (i) above, in the event that all of the Regulatory Approvals for the conduct of such business by Tenant are not obtained within ninety (90) days from the date of full execution of this Lease, Tenant shall have the option, without any liability hereunder, to cancel this Lease by written notice to Landlord within an additional ten (10) business days following the end of such ninety (90)-day period. If Tenant elects to cancel this Lease in the manner herein provided, then Tenant shall quit and surrender to Landlord the possession of the Premises within thirty (30) days after the date such notice is given, and this Lease shall thereupon cease and be of no further force and effect.
4.7.2    In the event that any of the said governmental departments shall, prior to the end of the ninety (90)-day period aforesaid (as such period may be extended by Tenant as provided above), deny the application for the conduct of banking operations as aforesaid and all appeals from such denial are exhausted by Tenant, then Tenant shall have the option to cancel this Lease effective immediately upon the date such denial shall be received upon written notice to Landlord and shall surrender possession in the manner set forth in this Lease.
ARTICLE 5

Landlord’s Warranties and Covenants

Exhibit 10.3

5.1    Representations, Warranties and Covenants. Landlord represents, warrants and, as applicable, covenants to Tenant as follows:
(a)    There are no management, employment, service or other agreements with respect to or affecting the Premises which will burden Tenant.
(b)    The Premises comply with all applicable environmental laws, including without limitation, any present or future federal, state or local law or regulation relating to the handling, use, control, management, treatment, storage, disposal, Release (as defined below) or threat of Release of any Hazardous Materials (as defined below), including without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. §§9601 et seq.. the federal Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §§ 6901 et seq., the federal Water Pollution Control Act (“CWA”), 33 U.S.C. §§1251 et seq.. the federal Clean Air Act (“CAA”), 42 U.S.C- §§ 7401 et seq., the Toxic Substances Control Act (‘“TSCA”). 7 U.S.C. §§ 136 et seq.. the Safe Drinking Water Act (“SDWA”), 42 U.S.C. §§ 300f et seq.. the Occupational Safety and Health Act of 1970 (the “OSH Act”)- 29 U.S.C. §§ 651 et seq.. the New Jersey Industrial Site Recovery Act (“ISRA”). N.J.S.A. 13;1K. and any similar state or local laws, rules or regulations, (collectively, “Environmental Laws”). As used herein, “Release”‘ shall mean any spilling, leaking, seeping, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placement, movement through soil or groundwater, burying or disposing into or upon or under any land or water or air, or otherwise into the indoor or outdoor Environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks, and other receptacles containing or previously containing any Hazardous Materials. The term “Release” shall also mean any “threat” of Release, as defined pursuant to CERCLA. For purposes of this Lease, “Hazardous Materials” shall include but not be limited to any substances, materials or wastes that are regulated by any local governmental authority, the state in which the Premises are located, or the United States of America, because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, as well as any hazardous or toxic substances, materials, wastes, pollutants and the like which are listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101). as amended from time to time, or defined as such in, and/or regulated by (or become defined in and/or regulated by), any applicable local, state or federal law including, without limitation, CERCLA. RCRA, CWA, CAA, TCSA, the Hazardous Materials Transportation Act (49 U.S.C, § 1801), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.). the OSH Act, ISRA (and its predecessor statutes), the Spill Compensation and Control Act (N.J.S.A. 58:10-23.11, et seq.). the Air Pollution Control Act (N.J.S.A. 26:2C-2, et seq.). the New Jersey Water Pollution Control Act (N.J.S.A. 58:10A-1, et seq.), the Underground Storage Tank Act (N.J.S.A. 58:10A-21, et seq.) and the Solid Waste Management Act (N.J.S.A. 13:1E-1, et seq.), any other federal, state, local or foreign law or ordinance which is presently in effect or hereafter enacted relating to environmental matters, any rules and regulations promulgated under any of the foregoing, and any and all amendments to the foregoing.
(c)    Landlord has obtained all permits, registrations, licenses, approvals and authorizations (collectively, “Permits”) required for the Premises by any applicable Environmental Law, is in compliance with all of the terms, conditions and requirements of such Permits, has provided copies of all such permits to Tenant, and has taken all reasonable steps necessary to transfer any such Permits to Tenant that are required to be transferred.
(d)    None of Landlord or any affiliate thereof or, to Landlord’s knowledge (actual or constructive), any other person has caused, and the Premises are not adversely affected by, any Release, threatened Release, or disposal of any Hazardous Material at the Premises or originating or emanating from any other property.

Exhibit 10.3

(e)    There are no Hazardous Materials on. in or under the Premises, whether contained in barrels, tanks, equipment (moveable or fixed) or other containers, deposited or located in land, waters. sumps or in any other part of the site, incorporated into any structure on the site, or otherwise existing thereon.
(f)    The Premises do not contain and have not contained any: (a) asbestos-containing building material, (b) landfills or dumps, (c) solid waste management units, or (d) areas designated for any removal or cleanup activity pursuant to any Environmental Law. The Premises do not contain any underground storage tank.
(g)    None of Landlord or any affiliate thereof or, to Landlord’s knowledge (actual or constructive), any other person has used any Hazardous Materials, nor conducted any activities involving the use, handling, treatment, storage, transportation or disposal of any Hazardous Material at the Premises.
(h)    Landlord has no pending or contingent liability, and has received no notice relating to any claim, order or proceeding pursuant to any Environmental Law (“Environmental Claim”) concerning the Premises, and there are no conditions or occurrences at the Premises which could form the basis for an Environmental Claim against Landlord and/or the Premises.
(i)    Landlord has not submitted to any governmental agency or other person any notice, and is not required to give any such notice, regarding any Release on. under, or from the Premises.
(j)    The Premises are not subject to, and Landlord has no knowledge of, any restriction on the ownership, occupancy, use, or transferability of the Premises in connection with any (a) Environmental Law or (b) Release, threatened Release, or disposal of a Hazardous Material.
(k)    Landlord has provided or otherwise made available to Tenant all environmental audits, reports and assessments concerning Landlord or the Premises which Landlord possesses or which Landlord is aware of and has access to.
(l)    Landlord hereby represents that the Permitted Use (as defined herein) shall not result in the violation of any applicable law, site plan approval, zoning or subdivision regulation applicable to the Premises.
(m)    Landlord represents and warrants that (i) each person executing this Lease on behalf of Landlord is duly authorized to execute and deliver this Lease on behalf of Landlord in accordance with the articles of organization or by-laws of Landlord and pursuant to a duly enacted resolution of Landlord; (ii) this Lease is valid and binding upon Landlord and enforceable against Landlord in accordance with its terms; (iii) the execution and delivery of this Lease will not. with or without the passage of time, violate any other agreement, lease or mortgage by which Landlord is bound or by which Landlord’s property is encumbered; and (iv) Landlord is not a subsidiary or affiliate of any other corporation, or, if it is a subsidiary or affiliate, Landlord’s parent, or its affiliates, have executed and delivered to Tenant simultaneously herewith an absolute guaranty of Landlord’s obligations hereunder.
(n)    The Premises shall be delivered to Tenant free of all tenancies, licenses and other rights of occupancy on the Commencement Date.
(o)    Landlord hereby represents that the Building complies with all laws, ordinances, resolutions, regulations and orders of all governmental entitles having jurisdiction over the Building (collectively, “Applicable Laws”), and Landlord has not received notice of any alleged violation thereof.

Exhibit 10.3

5.2    Dedications and Easements. In order to plat the Property or develop the Property with the improvements (as defined herein), it may be necessary or desirable that street, water, sewer, drainage, gas, power lines, set back lines and other easements, dedications and similar rights be granted or dedicated over or within portions of the Property by plat, replat, grant, deed or other appropriate instrument. Landlord shall, without cost to Landlord, on written request of Tenant, timely join with Tenant in executing and delivering such documents, in recordable form, from time to time throughout the Term, as may be reasonably appropriate, necessary or required by any governmental authority, public utility or company for the purpose of granting such easements and dedications.
ARTICLE 6

Signs, ATM Alterations/ Leasehold Improvements; Window Film
6.1    Signs. Tenant shall have the right to place its signs (which may be illuminated), canopies and awnings on the front and side of the Building and the Premises, and to place freestanding signs on the Property, to the full extent allowed by any and all governmental laws, ordinances and regulations including, without limitation, the right to place signs on the doors and windows, and banners on the exterior of the Premises and elsewhere on the interior of the Premises. Additionally. Tenant shall be provided space on any available common sign pylons at no additional charge. During the first twelve (12) months of the Term, Tenant may display promotional banners and awnings advertising its opening in and around the Premises and the Building. In addition, Tenant shall have the right to display promotional banners at other times during the Term, in accordance with any regional or national marketing or advertising program of Tenant. Tenant shall also have the right, without Landlord’s consent, to erect and maintain its logo and sign advertising Tenant’s business on the interior of the Premises. Tenant shall be responsible for the maintenance and repair, at Tenant’s sole cost and expense, of any signs erected by Tenant hereunder. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have a period of one hundred twenty (120) days from the Commencement Date to apply for its signage approvals and permits based on Tenant’s signage plans, specifications, and drawings as Tenant shall determine in its sole discretion. If Tenant shall be unable to procure signage permits and approvals, despite using reasonable diligence, within said one hundred twenty (120)-day period, then Tenant shall have the right to terminate this Lease by providing written notice thereof to Landlord within such one hundred twenty (120)-day period. The termination shall be effective on the date of Landlord’s receipt of the notice.
6.2    Tenant’s Automated Teller Machines.
6.2.1    Tenant participates in. or will participate in. various automated teller machine (“ATM”) networks, in which customers of Tenant and other depository financial institutions participating in such ATM networks (“Network Participants”) may perform transactions that are permitted by Tenant from time to time. Improvements to the Premises may include a remote walk-up and/or drive-up ATM, which Tenant may install.
6.2.2    Tenant may install as many ATMs as it deems reasonably necessary and also install all telephone lines and other utility connections necessary for communications and continued operation of each ATM.
6.2.3    Tenant may make such additions to. modifications to. or replacements of any element of the ATM as it may, from time to time, in its discretion deem desirable to provide continued, expanded, restricted or otherwise altered service to the public.
6.2.4    Tenant may, at its expense, identify its services on the Premises. Such identification may include one (1) or more of the following: logos of Tenant and the “Cirrus’“, “MAC”, ‘“Magic Line”, “MasterCard”,

Exhibit 10.3

“Money Station”, “Plus”, and “Visa” networks, and any other network in which Tenant allows cardholder access. Notwithstanding anything to the contrary herein. Landlord acknowledges that all logos, service marks and other identifying signs installed at the ATM Site by Tenant are and shall remain the exclusive property of Tenant.
6.2.5    Tenant may share use of its ATMs with any Network Participant or other financial institution(s) and shall have sole discretion as to which institutions, if any, it shall so share with, and shall be free to increase or decrease the number of such sharing institutions, if any.
6.2.6    Notwithstanding anything to the contrary herein. Landlord acknowledges that each ATM furnished by Tenant is and shall remain the exclusive personal property of Tenant, and shall not be considered a fixture nor otherwise permanently attached or affixed to the Premises. Landlord shall not permit any lien or other encumbrance of any kind to attach to any ATM on behalf of any creditor or lienholder of Landlord.
6.3    Tenant’s Window Film.
6.3.1    Installation. At any time during the Term. Tenant shall have the right to install blast-resistant, anti-fragmenting window film (“Window Film”) on the interior surfaces of the windows on the Premises or any portions thereof, subject to the following conditions:
(a)    Tenant will provide Landlord with ten (10) days’ prior notice of such proposed installation, which shall include the product specifications of the Window Film;
(b)    The installation, maintenance and removal of the Window Film shall be at Tenant’s sole cost and expense;
(c)    Notwithstanding anything to the contrary herein. Tenant shall remove the Window Film at the expiration of the Term and repair any damage caused by such removal; and
(d)    The installation of the Window Film shall be performed in compliance with all Applicable Laws, codes and regulations.
6.4    Alterations.
6.4.1    Permitted Alterations. Tenant shall have the right at any time, at its own cost, to make such repairs, decorations, alterations, changes, substitutions, replacements, additions and/or improvements in, on and to the Premises, which Tenant may deem necessary or desirable (collectively, the “Improvements’“). Landlord’s approval shall not be required for any Improvements to the interior of the Building. Subject to Section 6.1 hereof. Landlord’s approval shall be required for any Improvements affecting the exterior of the Building, provided that, such approval shall not be unreasonably withheld, delayed or conditioned. Tenant shall be permitted to construct additions to the Building with the Landlord’s consent, which consent shall not be unreasonably withheld, delayed or conditioned. Tenant shall be permitted to demolish the Building and construct a new building (which shall be deemed to be the Building for all purposes hereunder) only with Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. In the event Landlord does not approve of Tenant’s plans and specifications for any Improvement under this Section 6.4.1, it shall provide detailed written reasons for such disapproval, and Tenant shall resubmit the plans and specifications to Landlord, and the process shall be repeated until the plans and specifications

Exhibit 10.3

have been approved, or deemed approved, by Landlord; provided, however Landlord shall be precluded from making additional comments to the plans and specifications after its initial review and comment.
Notwithstanding anything to the contrary in the foregoing, in the event that Landlord fails to approve Tenant’s plans for Tenant’s initial improvements to be completed prior to Tenant’s commencing business, Landlord and Tenant shall attempt to resolve any dispute or disagreement relating thereto in good faith. In the event that Landlord and Tenant are unable to resolve such dispute to the satisfaction of Tenant, Tenant shall have the option to terminate this Lease upon prior written notice to Landlord. Landlord hereby consents to Tenant’s construction of the initial Improvements as further described on Exhibit E hereto and incorporated herein.
6.4.2    Construction Standards. Tenant agrees that any work performed by it pursuant to this Lease shall be performed in a good and workmanlike manner and in accordance with all governmental laws, rules, regulations and code requirements applicable thereto. Landlord shall cooperate with Tenant in obtaining all permits, licenses, and approvals for such work and will join Tenant in the execution of any application for any such permit, license or approval (at no cost to Landlord, except Landlord shall bear any costs of its own professionals should Landlord elect to engage professional advice in connection with the foregoing). At all times during the course of any Improvements, in addition to the insurance requirements of Article 8 hereof Tenant shall procure and maintain or cause to be provided or maintained, at its sole cost and expense: (i) Worker’s Compensation and Disability Benefits Insurance covering all individuals and entities employed in connection with any Improvement at the Premises, with maximum statutory benefits permitted in the state in which the Property is located, (ii) Owner’s Protective Insurance written under a commercial general liability policy or policies form (separate from any contractor’s comprehensive general liability policy) naming Tenant as named insured in an amount not less than the amount provided in Article 8 hereof and with the Landlord named as an additional insured on the policy; and (iii) Builder’s Risk Insurance (fire, extended coverage, vandalism, malicious mischief, burglary and theft) written on a non-reporting basis of at least Two Million and No/100 ($2.000.000.00) Dollars; naming Tenant as named insured and such insurance (y) shall contain an endorsement stating that “permission is granted to complete and occupy” and (z) if any off-site storage location is used, shall cover, for full insurable value, all materials and equipment on or about any such off-site storage location intended for use with respect to the Premises. Not later than five (5) days prior to the commencement of any Improvement. Tenant shall deliver, or cause to be delivered, to Landlord a certificate or certificates of insurance evidencing the aforesaid coverages which certificate or certificates shall provide that each of such insurance coverages is cancelable only upon fifteen (15) days’ prior written notice to Landlord. Promptly upon completion of any Improvement. Tenant shall furnish Landlord with (i) an affidavit, in form reasonably satisfactory to Landlord’s counsel, from Tenant’s general contractor stating that ail subcontractors, laborers and material suppliers who have supplied labor and/or materials in connection with such Improvement have been paid in full and that the general contractor releases any and all liens with respect to labor and materials supplied to the Premises for such Improvement, (ii) “as-built” plans for such Improvement, certified to Landlord by Tenant’s architect, and (iii) a certificate of occupancy or other approval issued by the applicable governmental authority.
6.4.3    Mechanic’s and Materialmen’s Liens. The Premises shall not be subject to liens for improvements made or ordered by Tenant, without the approval of Landlord, whether or not such work is permitted by this Lease, and Tenant shall notify the contractor or other party making any such improvements of this exclusion. Tenant shall discharge or bond over any lien filed against the Premises or any other property owned by Landlord or any part thereof for work done or materials furnished with respect to the Premises within thirty (30) days after such lien is filed unless Tenant shall contest the validity of such liens by appropriate proceedings, no part of the Premises would be subject to loss, sale or forfeiture before determination of any such proceedings and such proceedings are conducted in good faith and with due diligence. If Tenant fails to keep this covenant, in addition to any other remedies available to Landlord under this Lease or otherwise, Landlord may at its option discharge such lien, in which event

Exhibit 10.3

Tenant agrees to pay Landlord a sum equal to the amount of the lien thus discharged plus Landlord’s internal administrative costs, reasonable out-of-pocket attorneys’ fees, expenses, and damages thereby caused Landlord.
6.5    Tenant’s Equipment Defined. The term “Tenant’s Equipment” means all trade fixtures and personal property, including, without limitation, furnishings, furniture, equipment, sign faces. ATMs, computers, computer related equipment on property, liebert units, cabling, tubing, pneumatic tubing, safes, halon systems, security systems, communications equipment and other equipment or property useful to Tenant in its operations, and, in certain circumstances, vaults (other than the vault located on the Premises prior to the Commencement Date), for use in connection with the conduct of Tenant’s business regardless of the manner in which they are installed.
6.6    Ownership and Removal of Tenant’s Equipment. Tenant’s Equipment shall be solely the property of Tenant. Within thirty (30) business days following the expiration or earlier termination of the Term for any reason. Tenant shall have the right, but not the obligation, to remove all Tenant’s Equipment from the Premises; provided, however, that Tenant shall repair any damage caused by such removal. If Tenant fails to remove all Tenant’s Equipment within such thirty (30)-day period, all of Tenant’s Equipment remaining on the Premises shall become the property of Landlord without any credit or compensation to Tenant.
6.7    Ownership of Improvements. During the Term all Improvements shall be solely the property of Tenant. Upon expiration or earlier termination of the Term, the Improvements, excluding Tenant’s Equipment, shall be the property of Landlord.
ARTICLE 7

Use, Maintenance and Repairs
7.1    Use.
(a)    Tenant shall be entitled to use and occupy the Premises for the purposes of operating a branch bank and providing banking, insurance, trust, guaranty, safe deposit, electronic banking and automatic teller machine banking, investment or securities business services, or any combination of the foregoing, or any similar or allied business, and/or for general office purposes, and for any other use permitted by law (the “Permitted Use”), including installation of all curbing, sidewalks, parking, lighting and landscaping as well as any masonry trash enclosures, compactor areas and concrete pads for service areas. Tenant shall be entitled to use the Premises for no other purpose other than the Permitted Use without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)    For the avoidance of doubt. Tenant shall not be required to occupy the Premises at any time during the Term.
7.2    Maintenance and Repairs. Subject to Tenant’s rights under Article 6. from and after the Commencement Date, Tenant shall take good care of the Premises, make all repairs thereto, interior and exterior, structural and nonstructural, and shall maintain and keep the Premises and the sidewalks, curbs and landscaping around the Premises in good order, repair and condition at all times. Tenant will not do, knowingly permit or suffer any waste, damages, disfigurement or injury to or upon the Premises or any part thereof, but this Section shall not be construed as limiting Tenant’s rights under Article 6. Landlord shall have no obligation to maintain or repair the Premises.

Exhibit 10.3

ARTICLE 8

Insurance and Indemnity
8.1    Landlord’s Insurance. Landlord shall maintain during this Lease, commercial general liability insurance, with limits of not less than $2,000,000 per occurrence for bodily injury, personal injury and property damage. Landlord shall also obtain and keep in force all- risk property insurance covering loss or damage to all real and personal property except for that property which Tenant is obligated to insure under Section 8.2. Tenant shall be named as an additional insured on all such policies of insurance, and prior to the commencement of the Term and within fifteen (15) days prior to the expiration of each such policy, Landlord shall furnish Tenant with copies of certificates of insurance evidencing that such insurance is in full force and effect.
8.2    Tenant’s Insurance. Commencing on the Commencement Date and continuing thereafter throughout the Term, Tenant shall keep in full force and effect: (a) property insurance against loss or damage by fire and other risks from time to time included under special form (formerly called all risk) policies, in the amount of the full insurable replacement cost of the Building, without regard to depreciation, and other improvements and installations on the Premises; (b) commercial general liability insurance (including broad form contractual liability) against claims for bodily injury, personal injury, death or property damage occurring on, in or about the Premises, such insurance to afford protection of not less than $2,000,000 combined single limit per occurrence: (c) workers’ compensation insurance in amounts required by applicable law and employers liability coverage in an amount not less than $500,000 each accident for bodily injury. $500,000 policy limit for bodily injury by disease, and $500,000 each employee for bodily injury by disease; and (d) umbrella/excess liability insurance in the amount of $5,000,000, in form at least as broad as the required basic commercial general liability policy.
8.3    Policy Requirements. Tenant’s policies of insurance shall (a) be issued by insurance companies rated A-/VIII or better by the then current edition of Best’s Insurance Guide (or equivalent rating guide if Best’s is no longer the industry standard); (b) the commercial general liability policy shall be written as a primary policy which does not contribute to and is not in excess of coverage which the Landlord may carry for losses for which the Tenant indemnifies the Landlord; and (c) be endorsed to state the insurer’s agreement that the policy will not be canceled or amended without thirty (30) days’ prior written notice to all parties insured thereunder (with the phrases “endeavor to” and “failure to mail such notice shall impose no obligation or liability of any kind upon the Company” or similar language deleted from the certificate).
8.3.3    Landlord shall be named in Tenant’s insurance policies as an additional insured. However, Landlord agrees that any casualty insurance proceeds shall be released to Tenant for repair and reconstruction in accordance with the provisions of this Lease.
8.3.4    On or prior to the date Tenant shall first make any entry onto the Premises for the performance of its work. Tenant shall deliver to Landlord original certificates of insurance evidencing compliance with the insurance requirements of this Lease. At least twenty (20) days before the expiration of any such insurance policy. Tenant shall deliver to Landlord certificates evidencing the renewal or replacement of such policy. Should Tenant fail to maintain or renew any insurance required under this Article, or to deliver any of such certificates, and such failure shall continue after five (5) days’ notice. Landlord may (but shall not be obligated to) procure such insurance and any sums so expended shall be paid by Tenant to Landlord on demand.

Exhibit 10.3

8.4    Self-Insurance. Tenant’s obligations under this Article may be satisfied by means of self-insurance. In the event Tenant elects to self-insure, Tenant shall immediately notify Landlord of such election.
8.5    Waiver of Claims. Notwithstanding anything in this Lease to the contrary, neither Landlord nor Tenant shall be liable to the other for any damage to the property of the other party occurring on the Premises, whether or not caused by the negligence or other fault of Landlord or Tenant or of their respective agents, employees, subtenants, licensees, or assignees; provided, however, that this release shall apply only to the extent that such injury or damage is covered by valid and collectible insurance policies (or would have been so covered if the provisions of this Article were fulfilled, or if Tenant self-insures, if same would have been covered by the insurance otherwise required by this Article), regardless of whether such insurance is payable to or protects Landlord or Tenant or both, and only to the extent of any recovery actually collected under such insurance policies.
8.6    Waiver of Subrogation. Landlord and Tenant agree that all policies of insurance to be kept and maintained in force by the respective parties hereto, shall, unless prohibited by law or other regulation having the effect of law, contain provisions in which the rights of subrogation against the Landlord and Tenant are waived by the insurance company or carriers insuring the Premises, or other property in question. Landlord expressly waives any right of recovery against Tenant for damage to or loss of the Premises, or the improvements thereon, including, without limitation, the Building, which loss or damage may arise by fire or any other peril covered by any policy of insurance maintained or required to be maintained pursuant to this Lease, and Landlord shall make no claim for recovery against Tenant therefor. Tenant expressly waives any right of recovery against Landlord for damage to or loss of its fixtures, improvements, or other property located in the Premises, which damage or loss may arise by fire or any other peril covered by any policy of insurance maintained or required to be maintained pursuant to this Lease which contains or is required to contain a waiver of subrogation right against Landlord as set forth in this Section, and Tenant shall make no claim for recovery against Landlord therefor.
8.7    Indemnifications.
8.7.1    Tenant’s Indemnity.
(a)    Tenant agrees to indemnify, defend, and hold Landlord harmless from and against any and all direct claims as the result of or arising out of: (i) the breach by Tenant or any of its agents, contractors, employees or licensees of any covenant or agreement of this Lease on the part of Tenant to be performed or observed, excluding monetary defaults; (ii) Tenant’s use, non-use, management, control, maintenance or occupancy of the Premises or any part thereof; (iii) the negligence or willful misconduct of Tenant or any of its agents, contractors, employees or licensees; or (iv) any work done on the Premises by or at the direction of Tenant.
(b)    Tenant further agrees to indemnify, defend and hold Landlord harmless from and against all direct and actual costs, damages, expenses, losses, fines, liabilities and reasonable counsel fees paid, suffered or incurred as a result of any of the above described claims or any actions or proceedings brought thereon; and in case any action or proceeding is brought against Landlord by reason of any such claim, upon notice from Landlord, Tenant agrees to resist or defend at Tenant’s expense such action or proceeding by counsel reasonably satisfactory to Landlord.

Exhibit 10.3

8.7.2    Landlord’s Indemnity.
(a)    Landlord agrees to indemnify, defend, and hold Tenant harmless from and against any and all claims as the result of or arising out of: (i) the breach by Landlord or any of its agents, contractors, employees or licensees of any covenant or agreement of this Lease on the part of Landlord to be performed or observed; or (ii) the negligence or willful misconduct of Landlord or any of its agents, contractors, employees or licensees.
(b)    Landlord further agrees to indemnify, defend and hold Tenant harmless from and against all direct and actual costs, damages, expenses, losses, fines, liabilities and reasonable counsel fees paid, suffered or incurred as a result of any of the above described claims or any actions or proceedings brought thereon: and in case any action or proceeding is brought against Tenant by reason of any such claim, upon notice from Tenant. Landlord agrees to resist or defend at Landlord’s expense such action or proceeding by counsel reasonably satisfactory to Tenant.
ARTICLE 9

Damage or Destruction
9.1    Destruction of Premises. In the event of the partial or complete destruction or damage to the Building or other improvements on the Premises, by fire or other casualty of any nature whatsoever. Tenant shall, to the extent insurance proceeds are made available to Tenant (or would have been made available in the event Tenant elects to self-insure), promptly rebuild or repair or replace the Building and improvements so as to restore same to as good a condition, and to the same general appearance as existed prior to the damage or destruction, but with such changes therein as may be made at Tenant’s election in conformity with this Lease. Tenant agrees that any rebuilding or repair required by this Section shall be completed at Tenant’s sole cost, to the extent of insurance proceeds made available to Tenant (or if Tenant elects to self-insure, to the extent that insurance proceeds would have been made available to Tenant), and with due diligence in accordance with good construction practices. All casualty insurance proceeds or damages recovered on account of any damage or casualty shall be made available to Tenant for the payment of the cost of such repairs. Notwithstanding the foregoing, if the Building shall be destroyed by reason of fire or other casualty to the extent of fifty percent (50%) or more of its leasable area during the last five (5) years of the Term or any exercised renewal term, then Tenant shall have the option to terminate this Lease by giving Landlord notice thereof within two hundred sixty (260) days after the occurrence of the destruction. Such termination shall be without further liability of the parties except for such liabilities theretofore accrued. In the event of such termination, all insurance proceeds applicable to the casualty shall belong to and shall be assigned to Landlord, other than proceeds specifically attributable to Tenant’s Equipment, Tenant’s business interruption and the unamortized value of Tenant’s interest in the Building and other Improvements, and Tenant’s moving expenses (or if Tenant elects to self-insure, Tenant shall pay to Landlord the amount of insurance proceeds which would have otherwise been available to Tenant, failing which Tenant shall have no right to terminate this Lease).
9.2    Rent. Tenant shall not be entitled to any abatement or reduction in Rent payable under this Lease in the event of damage by fire or other casualty. Tenant may insure its interests and risks for untenantability by business interruption insurance (it being agreed and understood that any proceeds received from a business interruption policy shall be the property of, and shall be retained by, the Tenant). Notwithstanding the foregoing, in the event such fire or other casualty and damage shall be the result of the carelessness, negligence or improper conduct of the Landlord or the Landlord’s agents, employees, guests, licensees, invitees, subtenants, assignees or successors. Rent shall be abated

Exhibit 10.3

until the Premises are completely restored, and the Landlord shall be liable for the damage and loss suffered by the Tenant.
9.3    Notice of Damage. Tenant shall notify Landlord as soon as practicable of any destruction or damage to the Premises.
ARTICLE 10

Condemnation
10.1    Taking of Premises. If the whole of the Premises or the Building is taken (which term, as used in this Article, shall include any conveyance in avoidance or settlement of eminent domain, condemnation or other similar proceedings) by any governmental authority, corporation or other entity under the right of eminent domain, condemnation or similar right, or if there shall occur any partial taking of the Premises or the Building such that Tenant cannot continue to conduct its business in a manner which Tenant deems desirable, then this Lease shall, at Tenant’s sole option, terminate as of the date of the taking of possession by the condemning authorities. Upon such termination, the net proceeds of any award received by reason of such taking shall, notwithstanding anything to the contrary in Section 10.2. be released first, to Tenant in an amount equal to the unamortized cost of the Improvements (assuming that the Improvements are amortized over the Term of the Lease). Except as otherwise provided herein, in the event of a taking, and whether or not this Lease is terminated, Tenant shall have no claim with respect to the award or payment for the value of the unexpired Term. Tenant may interpose and prosecute in any proceeding with respect to the taking (which, if permitted in the jurisdiction, shall be independent of any claim of Landlord) claims for the value of Tenant’s trade fixtures, damages for interruption or dislocation of business in the Premises and loss of goodwill, and moving and remodeling expenses.
If such conditions to termination are not met, then this Lease shall continue in full force and effect, and in such event, the net proceeds of any award received by reason of such condemnation shall, notwithstanding any provision to the contrary in Section 10.2, be released first to Tenant to pay for the costs of repairing and reconstructing the Building and the Premises, including all other Improvements, alterations, fixtures and personal property of Tenant, with any balance of such award not needed by Tenant to repair and reconstruct released to Landlord. Following such a taking, the Base Rent shall be proportionally reduced to reflect the amount of the Premises so taken.
10.2    Ownership of Award. Landlord agrees that Tenant shall have the right to participate in any proceedings with respect to any taking of the Premises and Landlord and Tenant shall each be entitled to prove their respective claims based upon their respective interests in the Premises, or such portion thereof as may have been taken, provided that the amount of the award allocable to Tenant shall in no event exceed the unamortized value of Tenant’s costs in constructing any new Building (if any) and other improvements and fixtures on the Premises, the value of Tenant’s unexpired leasehold interest in the Property and Tenant’s moving expenses and relocation costs (including any cost or loss to which Tenant might be put in removing Tenant’s merchandise, furniture, fixtures and all other Tenant’s Equipment).
10.3    Temporary Taking. If the whole or any portion of the Premises is taken for temporary use or occupancy, the Term shall not be reduced or affected, and following such a taking, the Base Rent shall be proportionally reduced to reflect the amount of the Premises so taken. Except to the extent Tenant is prevented from so doing pursuant to the terms of the order of the condemning authority, Tenant shall continue to perform and observe all of the other covenants, agreements, terms and provisions of this Lease. In the event of any temporary taking, Tenant shall be entitled to receive the entire amount of any award therefor unless the period of temporary use or occupancy shall extend beyond

Exhibit 10.3

the expiration of the Term, in which case such award, after payment to Landlord therefrom for the estimated cost of restoration of the Premises to the extent that any such award is intended to compensate for damage to the Premises, shall be apportioned between Landlord and Tenant as of the day of expiration of the Term in the same ratio that the part of the entire period for such compensation is made falling before the day of expiration and that part falling after, bear to such entire period.
10.4    Notice of Taking, Cooperation. Landlord and Tenant shall immediately notify the other of the commencement of any eminent domain, condemnation or other similar proceedings with regard to the Premises. Landlord and Tenant covenant and agree to fully cooperate in any condemnation, eminent domain, or similar proceeding in order to maximize the total award receivable in respect thereof. Any termination of this Lease pursuant to this Article 10 shall not affect the rights of Landlord and Tenant to any such award.
ARTICLE 11

Assignment and Subletting
11.1    Tenant’s Right to Assign.
11.1.1    Notwithstanding anything to the contrary provided herein, Tenant shall have the right, without Landlord’s consent but upon notice to Landlord accompanied by a copy of the relevant documents of assignment or sublease, to assign this Lease or any interest herein or sublet the Premises or any portion thereof (i) to a corporate affiliate, parent or subsidiary of Tenant, (ii) to a successor in interest to Tenant by (x) merger, consolidation or acquisition, or (y) purchase of substantially all of the assets of Tenant, or (iii) to any affiliate, parent or subsidiary of a successor in interest to Tenant; provided that, in each case, JPMorgan Chase Bank, N.A. (or its successor) remains obligated under the terms of this Lease or guaranties the obligations of the Tenant hereunder.
11.1.2    Provided that no Tenant Default remains uncured, Tenant may assign its rights hereunder to any other party with Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed in any case. Landlord’s right to approve any assignee of Tenant’s rights under this Lease shall be limited to approval of (i) the reputation and financial strength of the proposed assignee and (ii) compliance of the proposed use with any deed restrictions and other Applicable Laws and regulations affecting the Premises. No other factors shall be considered. No such assignment shall relieve Tenant of any liability hereunder. Landlord shall indicate its written approval or disapproval of any proposed assignee within thirty (30) days after Tenant gives to Landlord notice of the proposed assignment, including the identity of the proposed assignee and reasonably sufficient information as to the proposed assignee and proposed use to enable Landlord to evaluate such assignee’s reputation and financial strength and to determine compliance of the intended use. If Landlord fails to indicate its approval or disapproval within such thirty (30)-day period, Landlord shall be deemed to have approved the requested assignment. Any assignment of Tenant’s rights under this Lease that is not in accordance with this Section shall be void. Tenant shall provide Landlord with a copy of the fully executed assignment within thirty (30) days of the full execution thereof. Said assignment must provide, without exception, that the assignee agrees to and shall assume all of the obligations on the part of Tenant to be kept, observed and performed pursuant to this Lease.
11.2    Tenant’s Right to Sublease.
11.2.1    Provided that no Tenant Default remains uncured, Tenant may freely execute subleases with regard to the Building and the Improvements, provided only that (i) the lease term of each such sublease (including all

Exhibit 10.3

renewal and extension rights of any kind or type) shall not extend past the stated expiration date of the Term, unless Landlord consents in writing thereto, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) the intended use by the sublessee does not violate any deed restrictions and other Applicable Laws and regulations affecting the Property of which Tenant has received written notice from Landlord.
11.2.2    Each sublease for space in the Building or the Improvements shall specifically provide that the sublessee’s rights thereunder are subject to Landlord’s rights under this Lease and shall provide that upon a termination of this Lease or of Tenant’s right to possession of the Premises such sublease shall terminate, unless Landlord elects to allow said sublease to continue in effect as a lease directly between Landlord and the sublessee thereunder, and further provided that (i) the sublessee attorns to Landlord, (ii) Landlord shall not be responsible for the return or repayment of any security or other deposits made by such sublessee with Tenant unless Tenant has turned the same over to Landlord, and (iii) Landlord shall not be liable or responsible for the cure or remedy of any breach, violation or default on the part of Tenant under subleases occurring prior to termination of this Lease or of Tenant’s right to possession of the Premises. Tenant shall give a copy of each sublease to Landlord within thirty (30) days of the execution of such a sublease.
11.2.3    As used in this Lease the term “sublease” shall include any leases, licenses, occupancy agreements, franchise or other similar rights, agreements or arrangements of whatever nature relating to the use or occupancy of any part of the Premises.
ARTICLE 12

Warranty of Peaceful Possession
12.1    Peaceful Possession. Landlord covenants that Tenant, on paying the Rent and performing and observing the covenants and agreements herein contained and provided to be performed by Tenant, shall and may peaceably and quietly have, hold, occupy, use and enjoy the Premises during the Term and may exercise all of its rights hereunder, subject only to the provisions of this Lease and applicable governmental laws, rules and regulations. Landlord agrees to warrant and forever defend Tenant’s right to such occupancy, use and enjoyment and the title to the Premises against the claims of any and all persons whomsoever lawfully claiming the same, or any part thereof, by, through or under Landlord, but not otherwise, subject only to provisions of this Lease and all applicable governmental laws, rules and regulations.
ARTICLE 13

Default and Remedies
13.1    Tenant’s Default. Each of the following shall be deemed a “Tenant’s Default” by Tenant hereunder and a material breach of this Lease:
(a)    If Tenant fails to make any payment of Base Rent for a period of ten (10) days after delivery by Landlord of written notice to Tenant that any such payment is past due, or fails to make any payment of Additional Rent required to be paid by Tenant for a period of thirty (30) days after delivery by Landlord of written notice to Tenant that any such payment is past due.

Exhibit 10.3

(b)    If Tenant fails to keep, perform or observe any of the covenants, agreements, terms or provisions contained in this Lease that are to be kept or performed by Tenant other than with respect to payment of Rent or other liquidated sums of money and Tenant fails to commence and take such steps as are necessary to remedy the same within thirty (30) days after Tenant is given written notice specifying the same, provided, however, that if such remedy cannot be completed in thirty (30) days, such period shall be extended as long as Tenant proceeds diligently and with continuity to remedy the same, or for such lesser time if such failure constitutes an emergency or apparent emergency.
(c)    If an involuntary petition is filed against Tenant under any bankruptcy or insolvency law or under the reorganization provisions of any law of like import or if a receiver of Tenant, or of all or substantially all of the property of Tenant is appointed without acquiescence, and such petition or appointment is not discharged or stayed within sixty (60) days after the happening of such event.
(d)    If Tenant makes an assignment of its property for the benefit of creditors or files a voluntary petition under any bankruptcy or insolvency law. or seeks relief under any other law for the benefit of debtors.
13.2    Landlord’s Remedies. If a Tenant Default occurs. Landlord may. at any time thereafter prior to the curing thereof and without waiving any other rights hereunder or available to Landlord at law or in equity (Landlord’s rights being cumulative), do any one or all of the following:
(b)    Right of Termination. Upon the occurrence of a Tenant Default, Landlord shall have the right to terminate this Lease on not less than ten (10) additional days’ notice to Tenant and thereupon may recover possession of the Premises in the manner prescribed by law. In case of such early termination by Landlord, Tenant agrees to pay to Landlord as damages (a) Landlord’s actual, reasonable costs incurred in terminating this Lease and recovering possession of the Premises including, without limitation, reasonable out-of-pocket attorneys’ fees and disbursements, plus (b) the actual, reasonable costs of reletting the Premises, but not including the costs of alterations or improvements to the Premises, plus (c) a monthly amount for the duration of the Term (but not any unexercised renewal term) equal to the amount, if any. of (i) the Base Rent and Additional Rent payable by Tenant in excess of (ii) the amount of rent and additional rent received by Landlord through reletting the Premises. Landlord agrees to use its commercially reasonable efforts in reletting the Premises and mitigating its damages.
(c)    Re-entry. In any case in which this Lease shall have been terminated. Landlord may, without further notice, enter upon and repossess the Premises, by summary proceedings, ejectment or as otherwise permitted by law, and may dispossess Tenant and remove Tenant and all other persons and property from the Premises and may have, hold and enjoy the Premises and the rents and profits therefrom. Landlord may relet the Premises or any part thereof for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions and provisions (which may include concessions or free rent) as Landlord in its sole discretion may determine. Landlord may, in connection with any such reletting, cause the Premises to be redecorated, altered, divided, consolidated with other space or otherwise changed or prepared for reletting.
13.3    Landlord’s Default. Each of the following shall be deemed a “Landlord’s Default” by Landlord hereunder and a material breach of this Lease:
(d)    If Landlord fails to keep, perform or observe any of the covenants, agreements, terms or provisions contained in this Lease that are to be kept or performed by Landlord and Landlord fails to commence and take such steps as are necessary to remedy the same within thirty (30) days after Landlord is given written notice specifying the same, provided, however, that if such remedy cannot be completed in thirty (30) days, such period shall be extended

Exhibit 10.3

as long as Landlord proceeds diligently and with continuity to remedy the same, or for such lesser time for Landlord’s Default, if such failure: (a) constitutes an emergency or apparent emergency; (b) will or does directly and materially impede Tenant’s or its invitees’ use of, or access to, the Premises.
(e)    If an involuntary petition is filed against Landlord under any bankruptcy or insolvency law or under the reorganization provisions of any law of like import or if a receiver of Landlord, or of all or substantially all of the property of Landlord, is appointed without acquiescence, and such petition or appointment is not discharged or stayed within sixty (60) days after the happening of such event.
(f)    If Landlord makes an assignment of its property for the benefit of creditors or files a voluntary petition under any bankruptcy or insolvency law, or seeks relief under any other law for the benefit of debtors.
(g)    If any representation or warranty made by Landlord hereunder shall have been false or misleading in any material respect as of the date hereof.
13.4    Tenant’s Remedies. If a Landlord’s Default occurs. Tenant may. at any time thereafter prior to the curing thereof and without waiving any other rights hereunder or available to Tenant at law or in equity (Tenant’s rights being cumulative), do any one or all of the following:
(a)    Tenant may perform Landlord’s obligations hereunder and offset the reasonable costs and expenses incurred by Tenant in doing so against Base Rent and Additional Rent thereafter coming due hereunder.
(b)    If Landlord’s Default renders all or any portion of the Premises untenantable for those uses incidental to or customarily associated with the operation of a national bank for more than thirty (30) days, Tenant may terminate this Lease, in which event Tenant shall have no further rights, duties or obligations hereunder.
13.5    Non-Waiver. No waiver by either party of any breach by the other party or any of the other party’s obligations, agreements or covenants herein shall be a waiver of any subsequent breach or of any obligation, agreement or covenant, nor shall any forbearance by either party to seek a remedy for any breach by the other party be a waiver by either party of any rights and remedies with respect to such or any subsequent breach. No right or remedy herein conferred upon or reserved to either party is intended to be exclusive of any other right or remedy provided herein or by law but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity or by statute.
ARTICLE 14

Subordination
14.1    Landlord represents that there are no mortgages encumbering the Premises except for that certain mortgage (the “Existing Mortgage”) by Amboy National Bank (the “Existing Mortgagee”) dated November 22, 2004 in the principal amount of $1,012,500. Landlord covenants and agrees that within forty-five (45) days of the date of this Lease, Landlord shall obtain from the Existing Mortgagee and deliver to Tenant a subordination and non-disturbance agreement on Landlord’s standard form (an “SNDA”). In the event that Landlord fails to deliver to Tenant an SNDA within such forty-five (45)-day period. Tenant shall have the right to terminate this Lease on not less than fifteen (15) days’ written notice to Landlord: provided, however, that if the SNDA is delivered within said fifteen (15) day period. Tenant’s termination shall be deemed null and void and this Lease shall continue in full force and effect. If Landlord

Exhibit 10.3

has delivered the SNDA, but Tenant desires to negotiate the terms thereof, Tenant shall not be entitled to terminate this Lease for a failure of Landlord to deliver the SNDA. Except with respect to the Existing Mortgage, this Lease shall be superior to, and shall not be subordinate to, any ground leases, operating leases, superior leases, and grants of term of the Premises, including, without limitation, the Building or any portion thereof, or any other mortgages, building loan agreements, deeds of trust or leasehold mortgages, which may now or hereafter affect all or any portion of the Premises unless Tenant shall elect, in Tenant’s sole discretion, to execute an SNDA subordinating such ground lease, superior lease, mortgage, loan agreement, deed of trust or leasehold mortgage, as the case may be.
ARTICLE 15

Surrender and Holdover
15.1    Surrender. Upon the expiration of the Term or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Premises to Landlord broom-clean and otherwise in the condition in which the Premises are required to be maintained by this Lease, normal wear and tear, damage by casualty or eminent domain, and all alterations, additions and improvements excepted. Notwithstanding anything to the contrary in the foregoing sentence, Landlord’s and Tenant’s rights and obligations related to Tenant’s Equipment shall be as provided in Article 6 above. Landlord hereby acknowledges that Tenant is, by law (12 USCS 1831 r-1), required to give its customers a minimum of ninety (90) days’ notice before closing its business operation. Therefore, notwithstanding anything contained herein to the contrary. Landlord agrees that any termination before the end of the Lease Term or any extension thereof, shall provide that Tenant shall have possession of the Premises to operate its business for one hundred twenty (120) days from the date of such termination at the then current monthly rental rate (and Tenant shall not be deemed to be holding over for purposes of Section 15.2 hereof).
15.2    Holdover. Should Tenant or any party claiming under Tenant hold over in possession at the expiration of the Term of this Lease, such holding over shall not be deemed to extend the Term or renew this Lease. Without limiting any rights or remedies of Landlord on account of such holdover, during the holdover period Tenant shall pay upon demand to Landlord, as liquidated damages, a sum equal to 125% of the monthly rate of Base Rent in effect for the last month of the term of this Lease plus all other Additional Rent.
ARTICLE 16

General Provisions
16.1    Notices. Any notice provided for or permitted to be given hereunder must be in writing and may be given by (i) depositing same in the United States Mail, postage prepaid, registered or certified, with return receipt requested, addressed as set forth in this Section, (ii) nationally overnight courier service, or (iii) delivering the same in-person to the party to be notified. Notice given in accordance herewith shall be effective upon receipt at the address of the addressee, as evidenced by the executed postal receipt or other receipt for delivery. For purposes of notice the addresses of the parties hereto shall, until changed, be as follows:

Exhibit 10.3

Landlord:	Dwek Branches, LLC Solomon Dwek P.O. Box 98 200 Wall Street West Long Branch, NJ 07764
With a simultaneous copy to:	Michael V. Benedetto, Esq. Ansell Zaro Grimm & Aaron, P.C. 1500 Lawrence Avenue Ocean Township, NJ 07712
Tenant:	JPMorgan Chase Bank, N.A. 575 Washington Boulevard – 4th Floor Jersey City, NJ 07310-1680 Attention: Retail Real Estate- Northeast Region
With a simultaneous copy to:	JPMorgan Chase Legal Department 270 Park Avenue – 39th Floor New York, NY 10017 Attention: Retail Real Estate Counsel
The parties hereto shall have the right from time to time to change their respective addresses for purposes of notice hereunder to any other location within the United States by giving a notice to such effect in accordance with the provisions of this Section.
16.2    Arbitration. This Section shall only apply where express provision is made in this Lease for settlement of a dispute or determination of a matter by arbitration.
(a)    In the event that a dispute arises between Landlord and Tenant with respect to the valuation and/or distribution of any condemnation award related to the Premises, and if, after a good faith attempt by the parties to resolve such dispute through discussion and negotiation, such dispute shall remain unresolved, either party may, upon the delivery of a notice of dispute (a “Notice of Dispute”) to the other party, elect to have the dispute resolved by arbitration in accordance with the provisions of this Section. The arbitration proceedings shall be held in Monmouth County, New Jersey in accordance with the Arbitration Rules for the Real Estate Industry of the American Arbitration Association (utilizing Expedited Arbitration procedures) as modified by this Section. In the event of a conflict between such rules and the provisions of this Section, the provisions of this Section shall govern. The dispute shall be resolved by one (1) Arbitrator. The decision of the Arbitrator shall be conclusive and binding on all parties.
(b)    Unless Landlord and Tenant shall have selected an Arbitrator at the time of the Notice of Dispute, the Arbitrator shall be appointed in accordance with the provisions of Section 15 of the Arbitration Rules for the Real Estate Industry of the American Arbitration Association, as modified by the terms of this Section. The Arbitrator shall be an appraiser who is a member of the American Arbitration Association National Panel of Real Estate Industry Arbitrators or the American Arbitration Association National Panel of Commercial Arbitrators and must possess at least ten (10) years of experience in the appraisal of real estate within New Jersey.
(c)    Each party shall submit to the other party its written final position as to the resolution of the valuation and/or distribution of any condemnation award related to the Premises (its “Final Position”) within ten (10) days after notice of appointment of the Arbitrator from the American Arbitration Association. If any party fails to submit its Final Position within the required ten (10) day period, then such party shall not be permitted to participate further in the arbitration process contemplated by this Section. If only one party so submits its Final Position, then such Final Position

Exhibit 10.3

shall be binding upon all of the parties. Each Final Position shall include a written statement by the party supporting its position with respect to the dispute in question.
(d)    The Arbitrator shall determine the resolution of the subject dispute by no later than twenty (20) days after the receipt of the parties Final Positions. The resolution of the subject of the dispute as determined by the Arbitrator shall be binding upon the parties. The determination of the Arbitrator shall be in writing and counterpart copies thereof shall be promptly delivered to each of the parties.
(e)    Prior to proceeding to resolve the dispute, the Arbitrator shall subscribe and swear to an oath to fairly and impartially resolve such dispute in accordance with the provisions of this Section.
(f)    If the Arbitrator shall die, be disqualified or incapacitated or shall fail or refuse to act before the rendering of a final determination by the Arbitrator, the dispute shall be resubmitted promptly to arbitration under this Section.
(g)    The expenses of arbitration shall be borne equally by Landlord and Tenant except that each party shall pay and separately be responsible for its own counsel and witness fees. The parties agree to sign all documents and to do all other things necessary to submit any such matter to arbitration and further agree to, and hereby do, waive any and all rights they or any of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder.
(h)    The Arbitrator shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration, but any such consultation shall be made in the presence of representatives of the parties, with full right on their part to cross-examine such experts and authorities.
(i)    At any time during the pendency of the arbitration proceedings, the parties may agree in writing as to the resolution of the dispute, in which event such arbitration proceedings shall thereupon terminate.
Time shall be of the essence with respect to any period of time specified in this Section.
16.3    Modification and Non-Waiver. No variations, modifications or changes herein or hereof shall be binding upon any party hereto unless set forth in writing executed by both parties hereto. No waiver by either party of any breach or default of any term, condition or provision hereof, including without limitation the acceptance by Landlord of any Rent at any time or in any manner other than as herein provided, shall be deemed a waiver of any other or subsequent breaches or defaults of any kind, character or description under any circumstance. No waiver of any breach or default of any term, condition or provision hereof shall be implied from any action of any party, and any such waiver, to be effective, shall be set out in a written instrument signed by the waiving party.
16.4    Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of New Jersey.
16.5    Number and Gender; Caption; References. Pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations and associations of every kind and character, and the singular shall include the plural wherever and as often as may be appropriate. Article and section headings in this Lease are for convenience of reference and shall not affect the construction or interpretation of this Lease. Whenever the terms “hereof,”

Exhibit 10.3

“hereby,” “herein” or words of similar import are used in this Lease they shall be construed as referring to this Lease in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Whenever the terms “including,” or “includes,” or words of similar import are used in this Lease they shall be deemed to be followed by the words “without limitation”, regardless of whether the words “without limitation” are actually used. Any reference to a particular “Article” or “Section” shall be construed as referring to the indicated article or section of this Lease.
16.6    Estoppel Certificate. Landlord and Tenant shall execute and deliver to each other, within ten (10) Business Days following written request therefor by the other party, a certificate in the form mutually acceptable to Landlord and Tenant addressed as indicated by the requesting party and stating:
(a)    whether or not this Lease is in full force and effect;
(b)    whether or not this Lease has been modified or amended in any respect, and submitting copies of such modifications or amendment;
(c)    whether or not there are any existing defaults hereunder known to the party executing the certificate, and specifying the nature thereof; and
(d)    certifying as to the date through which Rent and other charges have been paid.
16.7    Exhibits. All exhibits and addenda attached hereto are incorporated herein for all purposes.
16.8    Severability. If any provision of this Lease or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, and the basis of the bargain between the parties hereto is not destroyed or rendered ineffective thereby, the remainder of this Lease, or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.
16.9    Relation of Parties. It is the intention of Landlord and Tenant to hereby create the relationship of landlord and tenant, and no other relationship whatsoever is hereby created. Nothing in this Lease shall be construed to make Landlord and Tenant partners or joint venturers or to render either party hereto liable for any obligation of the other.
16.10    Force Majeure. As used herein “Force Majeure” shall mean the occurrence of any event (specifically excluded are delays resulting from a party’s inability to obtain financing or a party’s lack of capital) which prevents or delays the performance by Landlord or Tenant of any obligation imposed upon it hereunder (other than payment of Base Rent) and the prevention or cessation of which event is beyond the reasonable control of the obligor. If Landlord or Tenant shall be delayed, hindered or prevented from performance of any of its obligations (other than to pay Base Rent) by reason of Force Majeure (and such party shall not otherwise be in default hereunder) the time for performance of such obligation shall be extended for the period of such delay, provided that the following requirements are complied with by such party: (i) such party shall give prompt written notice of such occurrence to the other party and (ii) such party shall diligently attempt to remove, resolve or otherwise eliminate such event, keep the other party advised with respect thereto, and commence performance of its obligations hereunder immediately upon such removal, resolution or elimination. Anything contained in or inferable from this Lease to the contrary notwithstanding, Tenant shall not be

Exhibit 10.3

relieved by any event of Force Majeure from Tenant’s obligations to pay Base Rent hereunder, nor shall the Term be extended thereby.
16.11    Environmental Covenants.
(a)    Tenant agrees that it will not use, handle, generate, treat, store or dispose of, or permit the use, handling, generation, treatment, storage or disposal of any Hazardous Materials (other than those types and quantities contained in normal office products and environments) in, on, under, around or above the Premises now or at any future time (except in quantities permitted by Applicable Laws) and will indemnify and save Landlord harmless from any and all actions, proceedings, claims and losses of any kind, including, but not limited to, those arising from injury to any person, including death, damage to or loss of use or value of real or personal property, and costs of investigation and cleanup or other environmental remedial work, which may arise in connection with Hazardous Materials introduced to the Premises solely by Tenant or any of its agents, contractors or employees.
(b)    If at any time during the term of this Lease it is determined that there are any Hazardous Materials located in, on, under, around, or above the Premises which were introduced to the Premises solely by Tenant and which are subject to any Environmental Law, including Environmental Laws requiring special handling of Hazardous Materials in their use, handling, collection, storage, treatment or disposal. Tenant shall at its own expense promptly commence with diligence within thirty (30) days after receipt of notice of the presence of the Hazardous Materials and shall continue to diligently take all actions necessary to comply with Environmental Law regarding the same.
(c)    Landlord shall be solely responsible for and shall comply with all legal requirements with respect to Hazardous Materials on the Premises existing as of the Commencement Date. If, in the exercise of Tenant’s reasonable business judgment, it is necessary for it to close its business until the Hazardous Materials are removed and the Premises restored. Base Rent and all Additional Rent shall abate during the period of removal and restoration. If at any time during the Term of this Lease Landlord becomes aware of any soil or groundwater contamination on the Premises, Landlord shall immediately give notice of such contamination to Tenant.
(d)    Landlord agrees to indemnify and defend Tenant, its agents, employees, contractors, partners, investors, and affiliates against, and to hold them harmless from and against, any and all claims, demands, losses, liabilities, damages, injuries, costs and expenses (including, but not limited to, reasonable fees and disbursements of attorneys, experts and consultants) paid or incurred by. or asserted against, the Tenant for the presence on or under, or the Release into, onto or from the Premises of any Hazardous Materials prior to or after the Commencement Date, other than any such presence or Release of Hazardous Materials introduced to the Premises by Tenant or any of its employees, invitees, agents or contractors.
(e)    Tenant shall, at Tenant’s own expense, comply with ISRA and shall make all submissions to, provide all information to, and comply with all requirements of the. Bureau of Industrial Site Evaluation (the “Bureau”) of the New Jersey Department of Environmental Protection (“NJDEP’’) pursuant to ISRA, but only to the extent that any such compliance obligations directly relate to and arise from Tenant’s particular use of the Premises.
(f)    Notwithstanding anything in this Lease to the contrary. Tenant shall not be responsible for any requirements of Environmental Law, nor for any losses and/or liability of any kind, that apply to or arise from: (i) structures used to contain Hazardous Materials, including without limitation any underground or above-ground storage tanks, sumps, pits or vaults, that were in existence at the Premises as of, or removed prior to, the Commencement Date of this Lease, except to the extent that Tenant has caused any Release from any such structure of Hazardous Materials

Exhibit 10.3

that were introduced to the Premises by Tenant or its employees, invitees, agents or contractors; or (ii) any environmental conditions caused by any third party other than Tenant’s invitees, agents or contractors at any time prior to or after the commencement of this Lease.
16.12    Entire Agreement. This Lease constitutes the entire agreement of the parties hereto with respect to its subject matter, and all prior agreements with respect thereto are merged herein. Any agreements entered into between Landlord and Tenant of even date herewith are not, however, merged herein.
16.13    Recordation. This Lease shall not be recorded, except that Landlord will, at the request of the Tenant, promptly execute a Memorandum of Lease substantially in the form of Exhibit D attached hereto, which shall be filed for record in the Office of the County Clerk of Monmouth County. New Jersey.
16.14    Successors and Assigns. This Lease shall constitute a real right and covenant running with the Premises, and, subject to the provisions hereof pertaining to Tenant’s rights to assign, sublet or encumber, this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Whenever a reference is made herein to either party, such reference shall include the party’s successors and assigns.
16.15    Landlord’s Joinder. Landlord agrees to join with Tenant in the execution of such applications for permits and licenses from any governmental authority as may be reasonably necessary or appropriate to effectuate the intents and purposes of this Lease, provided that no such application shall constitute an encumbrance of or with respect to the Premises, and Landlord shall not incur or become liable for any obligation as a result thereof.
16.16    No Third Parties Benefitted. The terms and provisions of this Lease are for the sole benefit of Landlord and Tenant, and no third party is intended to benefit herefrom.
16.17    Survival. Any provision of this Lease which obligates Landlord or Tenant to pay an amount or perform an obligation before the commencement of the Term or after the expiration or earlier termination of the Term shall be binding and enforceable notwithstanding that payment or performance is not within the Term, and the same shall survive.
16.18    Landlord’s Lien. Landlord hereby waives and releases any statutory or contractual landlord’s lien with respect to the property of Tenant now or hereafter located in the Premises, including but not limited to Tenant’s Equipment and other personal property.
16.19    Landlord and Tenant Defined. The word “Landlord”, as used in this Lease, shall include the original Landlord named in this Lease and all persons, natural or artificial, who at any time or from time to time during the Term of this Lease succeed to the estate of Landlord in the Property and the interest of Landlord under this Lease. The word “Tenant”, as used in this Lease, shall include the original Tenant named in this Lease and all persons, natural or artificial, who at any time or from time to time during the Term of this Lease succeed to the estate of Tenant in the Premises and the interest of Tenant under this Lease.
16.20    Commissions. Each party hereby warrants and represents to the other party that it has not dealt with any broker or finder in the negotiation of this Lease other than Sonya Grill (“Broker”). Landlord shall pay Broker a commission pursuant to a separate agreement. Each party agrees to indemnify and hold the other harmless from any charge, liability or expense (including attorneys’ fees) the other may suffer, sustain or incur with respect to any claim for a commission, fee or other compensation by a broker or finder claiming by, through or under the indemnifying party.

Exhibit 10.3

16.21    Authority. Landlord and Tenant hereby represent to the other that: (i) Landlord is a duly authorized and existing limited liability company and Tenant is a duly authorized and existing nationally chartered banking association, and each is qualified to do business in the State of New Jersey, (ii) each has full right and authority to enter into this Lease, (iii) each person signing on behalf of the Landlord and Tenant are authorized to do so, and (iv) the execution and delivery of this Lease by Landlord and Tenant will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, loan, credit agreement partnership agreement or other contract or instrument to which either Landlord or Tenant is a party or by which either such party may be bound.
16.22    Time of the Essence. Time is of the essence of this Lease and each and all of its provisions in which performance is a factor.
16.23    Counterparts. This Lease may be signed in several counterparts, each of which shall be deemed an original and all such counterparts together shall constitute one and the same instrument.
16.24    Mitigation. If there is a Default by one party, except as otherwise specifically staled herein to the contrary, the other party shall use its best efforts to mitigate its damages.
16.25    Exculpation. Notwithstanding anything to the contrary set forth in this Lease, it is specifically understood and agreed by Tenant that there shall be absolutely no personal liability on the part of Landlord or its constituent members including but not limited to officers, directors and shareholders, and their respective successors, assigns or mortgagees in possession with respect to any of the terms, covenants and conditions of this Lease, and Tenant shall look solely to the equity, if any, of Landlord in the Property for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord of any of the terms, covenants and conditions of this Lease to be performed by Landlord or any other liability which Landlord may have to Tenant. Tenant shall have no rights, lien, levy, execution or other enforcement proceedings against any other property or asset of Landlord. This exculpation of personal liability to be absolute and without any exception whatsoever.
16.26    WAIVER OF JURY TRIAL. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE. The waiver of trial by jury in the immediately preceding sentence is voluntarily and intentionally made by Landlord and Tenant.

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Exhibit 10.3

EXECUTED as of the dates set forth below.

LANDLORD:
Dated: May 23, 2005	DWEK BRANCHES, LLC, a New Jersey limited liability company By: //s//Solomon Dwek Name: Solomon Dwek Title: Sole Member
TENANT:
Dated: May 21, 2005	JPMORGAN CHASE BANK, N.A., a national banking association By: //s//Francis J. Hall Name: Francis J. Hall Title: Executive Vice President

Exhibit 10.3

BILL OF SALE AND GENERAL ASSIGNMENT
THIS ASSIGNMENT, dated as of March 2nd, 2006, by DWEK INCOME, LLC, a New Jersey limited liability company ("Assignor"), to 160 BRIGHTON ACQUISITION, LLC, a Delaware limited liability company ("Assignee"):
WITNESSETH:
WHEREAS, Assignor has today conveyed to Assignee title to the premises commonly known as 160 Brighton Avenue, Long Branch, New Jersey (the "Premises"); and
WHEREAS, Dwek Branches, LLC, predecessor in title to Assignor, entered into a Lease, dated May 23, 2005, with JPMorgan Chase Bank, N.A. (the "Lease");
NOW, THEREFORE, for valuable consideration and intending to be legally bound, Assignor hereby sells, assigns, transfers, conveys, grants, bargains, sets over, releases, delivers and confirms unto Assignee all of Assignor's right, title and interest, if any, in and to (i) any and all warranties and guaranties with respect to the Premises, including the building fixtures and equipment located therein, (ii) all permits, plans, zoning approvals, utility agreements and utility deposits held by, or in favor or for the account of, Assignor with respect to the Premises, and (iii) the Lease.
Assignee hereby accepts the assignment by Assignor hereunder and agrees: (i) to assume all of the obligations and liabilities of Assignor arising under or in connection with the Lease on and after the date of this Assignment; and (ii) to indemnify Assignor against, and to defend Assignor and hold it harmless from, any and all liabilities, losses, damages, claims, costs and expenses, including (without limitation) reasonable attorneys’ fees and disbursements, incurred or arising on and after the date of this Assignment in connection with any breach of the foregoing covenants by Assignee.
Assignor hereby agrees to indemnify Assignee against, and to defend Assignee and hold it harmless from, any and all liabilities, losses, damages, claims, costs and expenses, including (without limitation) reasonable attorneys’ fees and disbursements, in connection with the obligations of the lessor under the Lease arising prior to the date hereof.
This Assignment shall inure to the benefit of, and bind, as the case may be, the parties hereto and their respective legal representatives, successors and assigns.
This Assignment may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Electronically transmitted copies of executed signature pages of this Assignment shall have the same force and effect as the originals.

Exhibit 10.3

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as the date first above written.
DWEK INCOME, LLC
By: //s// Solomon Dwek
Solomon Dwek, its Sole Member
160 BRIGHTON ACQUISITION, LLC
By: Linden Exchange Group, LLC,
its sole member
By: Linden Plaza Management, Inc.,
its manager
By://s// Isaac Massry
Isaac Massry, Vice President